SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2006

TRUE NORTH ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51519	98-043482
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)	Identification No.)

2 Allen Center, 1200 Smith Street 16th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 353-3948

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective June 1, 2006 we entered into an Executive Employment Agreement (the “Agreement”) with John Folnovic pursuant to which Mr. Folnovic is serving as our President and Chief Executive Officer. The Agreement has a one year term and is renewable for up to four additional one year terms upon the mutual written consent of the parties. In consideration of Mr. Folnovic’s serving as an executive officer, we are paying or providing Mr. Folnovic with (i) a base annual salary of $120,000; (ii) 1,000,000 shares of our restricted common stock to vest at the end of each one year term he serves under the Agreement up to a maximum aggregate of 5,000,000 shares; (iii) expense reimbursement; (iv) the right to participate in all health insurance and other employee benefit plans that we may adopt in the future; and (v) the right to participate in any incentive programs, stock option plans or bonus programs that we may implement in the future.

During the term of employment, in the event of a consolidation, merger, or other transaction involving a change in control, a sale of substantially all of our assets, or a liquidation, so much of the 5,000,000 shares issuable under the Agreement that have not been issued to Mr. Folnovic, shall vest and be issued to Mr. Folnovic.

The Agreement and the employment relationship created thereby, will terminate upon the death or disability of Mr. Folnovic, and may be terminated by us with or without cause or by Mr. Folnovic for good reason. In the event the Agreement is terminated by us without cause or by Mr. Folnovic for good reason, Mr. Folnovic will be entitled to receive, in addition to any accrued salary and stock rights, an amount equal to the greater of (i) 3 months salary or (ii) the remaining salary for the then current term.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF PRINCIPAL OFFICERS

Effective June 1, 2006 Massimiliano Pozzoni resigned as our President and Chief Executive Officer. On the same date, John Folnovic was appointed to the vacated President and Chief Executive Officer positions and was also appointed as a Director. Mr. Pozzoni is still presently serving as our Secretary, Treasurer and Chief Financial Officer. The resignation of Mr. Pozzoni from his positions as President and Chief Executive Officer were not the result of any disagreements between us and Mr. Pozzoni. The terms of Mr. Folnovic’s employment by us are set forth above in Item 1.01.

Mr. Folnovic is an engineer and a 25-year petroleum industry veteran; formerly Vice President and Chief Operating Officer of Dominion Energy Canada and President and Chief Executive Officer of Sunmatrix Petroleum Corporation. Prior to that, Mr. Folnovic held senior leadership positions in BP Canada and Amoco Canada gas and oil business units. He has led multidisciplinary teams of geologists, geophysicists, engineers, operations and administration staff in managing oil and gas assets generating $300 million in revenue and an annual capital budget of $200 million. He played an instrumental role in managing the Company's heavy oil assets through the sale of the oil business unit from BP Canada to Canadian Natural Resources and Penn West Petroleum for $1.6 billion. Mr. Folnovic directed operations and a portfolio of assets that produced 60,000 boepd of oil and gas, including thermal heavy oil assets producing 30,000 bpd of bitumen. He was a recipient of the Chairman's Award for his work in implementing project management, risk analysis systems and portfolio management processes within Amoco Canada. He held numerous technical, business, and operational assignments throughout Northern Canada. Most recently Mr. Folnovic was a Chief Executive Officer of Petrodell Energy Inc., a private oil and gas company based in Alberta, Canada.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of this Report are as follows:

Exhibit 10.1 Employment Agreement dated as of June 1, 2006 between Registrant and John Folnovic

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH ENERGY CORPORATION

Dated: June 5, 2006	By:	/s/ John Folnovic
Name: John Folnovic
Title: President and Chief Executive Officer